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                                                                    EXHIBIT 99.1

                                 CENTOCOR, INC.
                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 6, 1999

     The undersigned shareholder of Centocor, Inc. ("Centocor"), revoking all prior proxies, hereby appoints David P. Holveck and George Hobbs, or any of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of Centocor which the undersigned is entitled to vote at the special meeting of shareholders to be held on October 6, 1999, at 10:00 a.m., local time, at the Desmond Hotel and Conference Center, One Liberty Boulevard, Malvern, PA 19355, upon matters set forth in the Notice of Special Meeting of Shareholders dated September 7, 1999 and the related proxy statement/prospectus, copies of which have been received by the undersigned, and in their discretion upon any adjournment of the meeting or upon any other business that may properly be brought before the meeting by the Centocor board of directors. Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

     This proxy is solicited on behalf of the board of directors of Centocor, Inc. A shareholder wishing to vote in accordance with the recommendations of the board of directors need only sign and date this proxy and return it in the enclosed envelope.

                          (Continued on reverse side)

                        (Please fill in the appropriate boxes on the other side)
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[X]  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.


1. To adopt the Agreement and Plan of Merger dated as of July 20, 1999, among Johnson & Johnson, Admiral Merger Corp. and Centocor, Inc.

              FOR  [ ]              AGAINST  [ ]            ABSTAIN  [ ]


The shares represented by this proxy will be voted as directed or, if no direction is given with respect to the proposal set forth above, will be voted for the proposal.

     Mark here if you plan to attend the meeting     [ ]
     Mark here for address change and note at left   [ ]

Please promptly complete, date and sign this proxy and mail it in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States. Please sign exactly as name(s) appear on the stock certificate.

If shareholder is a corporation, please sign full corporate name by president or other authorized officer and, if a partnership, please sign full partnership name by an authorized partner or other persons.




Signature:_________________Date:_______  Signature:_________________Date:_______